UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

——————

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2008

DYNATRONICS CORPORATION
(Exact name of registrant as specified in its charter)

Utah	0-12697	87-0398434
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification Number)

7030 Park Centre Dr., Salt Lake City, Utah 84121
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (801) 568-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, Dynatronics Corporation (the “Company”) entered into an agreement with Vici Capital Partners (Vici Capital) for the performance of consulting services. Vici Capital is owned and controlled by Mark Crockett.  Prior to the finalization of the agreement between Vici Capital and the Company, and as a condition to its execution by the Company, Mr. Crockett resigned from his position as a member of the Board of Directors of the Company. The services of Mr. Crockett and his firm will be directed toward assisting management in identifying key objectives and methods for improving profitability of the Company.

During his term of service as a director of Dynatronics, Mr. Crockett was one of four independent members of the Board of Directors.  The remaining three members of the Board of Directors were also executives of the Company.  To maintain a majority of independent directors, the Company also accepted the resignation from the Board of Kelvyn Cullimore, Sr., the Company’s founder and Vice-Chairman of the Board.  This resignation from the Board will not impact Mr. Cullimore Sr.’s responsibilities for management of the Synergie products division of the Company as well as the Company’s Tennessee operations.

The Board of Directors of the Company now has five members:  Joseph Barton, Larry Beardall, Val J. Christensen, Kelvyn H. Cullimore, Jr., and Howard Edwards.  Messrs. Barton, Christensen and Edwards are deemed by the Board to be “independent” directors under applicable rules of the Nasdaq Stock Market and under regulations promulgated by the Securities and Exchange Commission.

Item 9.01  Financial Statements and Exhibits.

           (d)   Exhibits.

99.1    Press release dated December 17, 2008

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNATRONICS CORPORATION

By: /s/ Kelvyn H. Cullimore, Jr.
Kelvyn H. Cullimore, Jr.
Chairman and President

Date:  December 17, 2008